EXHIBIT 10.6
FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (“this First Amendment”) is entered into this 1st day of July, 2008 by and between Amejak Limited Partnership, (hereinafter referred to as “Lessor”), and First Trinity Financial Corporation (hereinafter referred to as “Lessee”).
WHEREAS, on the 7th, day of January, 2005, Lessor and Lessee entered into a certain Lease Agreement thereof (the “Original Lease”) for the certain premises consisting of 1,312 rentable square feet and designated as Suite 230 (the “Premises”), located on the second floor of ONE MEMORIAL PLACE, (hereinafter referred to as the “Building”) located at 7833 East 63’” Place in Tulsa, Oklahoma; and
WHEREAS, the parties wish to supplement and amend the terms and provisions of the Lease as hereinafter provided but not otherwise.
NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained in the Lease and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:
1. Term. Lessor and Lessee agree that the lease expiration per Paragraph 1 of the Original Lease will be amended to be June 30, 2011.
2. Square Footage. Commencing July 1, 2008, Lessee shall expand into an additional 1,205 rentable square feet on the 2nd floor (the Expansion Space). The total amended square footage will now be 2,517 rentable square feet as shown on Exhibit “A-1”.
3. Base Rental. Effective April 1, 2008, Base Rental paid by Lessee to Lessor, as amended hereby, with respect to the Premises, shall be as follows:

Months	Monthly Base Rent
July 1. 2008 through June 30, 2009	$3,041.38
July 1, 2009 through June 30, 2010	$3,146.25
July 1, 2010 through June 30, 2011	$3,251.13
4. As-is Condition. Lessee agrees to accept the Premises and Expansion Space In its current “as is” condition.
5. Basic Cost Increase Adjustment Beginning July 1, 2008, Tenant’s Basic Costs referred to in Paragraph 6(a) of the Original Lease shall be equal to the 2008 actual costs instead of the 2004 actual costs and Tenant’s Net Rentable Area referred to in Paragraph 6(a) of the Original Lease shall be amended from 1,312 square feet to 2,517 square feet
6. Right of First Refusal. Tenant’s Right of First Refusal as referenced in Paragraph 1 of the Addendum to the Original Lease shall be modified to Suite 245 instead of Suite 220.
7. Authority. The officers executing this Lease Amendment on behalf of Lessee and Lessor represents and warrants that he or she has full power and authority to execute this Lease Amendment on behalf of Lessee and Lessor, and that his or her execution hereof will create a binding and legal obligation of Lessee and Lessor.
8. Conflict In the event of any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall control.

Lessor /s/ DK	Lessee /s/ GZ
9. Existing Terms and Provisions. Except as specifically amended by the terms hereof, all terms and provisions of the Lease as heretofore amended, shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their representatives, thereunto duly authorized, as of the date first above written.
“Lessor”

Amejak Limited Partnership,
an Oklahoma limited partnership,

By: Kajema Properties, Inc., an
Oklahoma corporation, General Partner

Witness:

/s/ Donna Pruitt	By:	/s/ Dana Kanady
Dana Kanady
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their representatives, thereunto duly authorized, as of the date first above written.

“Lessee”

First Trinity Financial Corporation

	By:	/s/ Gregg Zahn

Title: /s/ President
Witness:
/s/ W. Sherman Lay